EXHIBIT 99.1

ASSISTED LIVING CONCEPTS, INC.
REPORTS IT WILL BE DELISTED BY AMEX

PORTLAND, OREGON, October 9, 2001 — Assisted Living Concepts, Inc. (AMEX: ALF), a national provider of assisted living services (the “Company”) announced today it had received a notice from the American Stock Exchange (“AMEX”) on October 3, 2001 indicating that AMEX intends to file an application with the Securities and Exchange Commission to strike the Company’s common stock and its two series of convertible subordinated debentures from listing and registration on AMEX. AMEX indicated that the Company has fallen below the AMEX listing guidelines as a result of the net losses sustained by the Company in its five most recent fiscal years and the continued low trading price of the Company’s common stock. A trading halt of the Company’s securities was instituted by AMEX on October 1, 2001 in connection with the Company’s announcement on that day that it had filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Company does not intend to appeal the delisting of its securities.

     If the Company’s common stock is delisted from AMEX, the public trading market for its common stock will likely be adversely affected. Following such delisting of the Company’s common stock from AMEX, the Company may seek to have its common stock quoted on the OTC Bulletin Board. Historically, the OTC Bulletin Board has been a less developed market providing lower trading volume than the national securities exchanges and NASDAQ. However, there is no guarantee that the Company will succeed in having its common stock quoted on the OTC Bulletin Board.

     This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties, including, but not limited to, the likelihood that the Company’s securities will trade on the OTC Bulletin Board and other risks described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Contact Information:

Wm. James Nicol, Chairman, President and Chief Executive Officer
(503) 252-6233

Drew Q. Miller, Senior Vice President, Chief Financial Officer and Treasurer
(503) 408-5293

Exhibit 99.1 — Page 1